SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        TREDEGAR INDUSTRIES, INC
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           Tredegar Industries, Inc.

                             1100 Boulders Parkway
                            Richmond, Virginia 23225


[LOGO]




                        Annual Meeting of Shareholders

                                                                 March 25, 1998
        To the Shareholders:

           We invite you to attend the Annual Meeting of Shareholders to be held in the Grand Ballroom of The Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Wednesday, May 20, 1998, at 9:30 a.m., Eastern Daylight Time. A formal notice of the meeting, a proxy statement and a proxy form are enclosed. You are being asked to elect directors, approve the designation of auditors for the coming year and approve a directors' stock plan.

           Please read the notice and proxy statement, complete the proxy form and mail it promptly.

                               Sincerely yours,

                               /s/ JOHN D. GOTTWALD
                               -------------------------
                               JOHN D. GOTTWALD
                               President and Chief Executive Officer

                           Tredegar Industries, Inc.
                             1100 Boulders Parkway
                           Richmond, Virginia 23225




                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of the holders of shares of Tredegar Industries, Inc.'s ("Tredegar") Common Stock ("Common Stock") will be held in the Grand Ballroom of The Jefferson Hotel, Franklin & Adams Streets, in Richmond, Virginia, on Wednesday, May 20, 1998, at 9:30 a.m., Eastern Daylight Time, for the following purposes:

   1. To elect four directors to serve until the 2001 annual meeting and until their successors are elected;

   2. To approve the designation of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending December 31, 1998;

   3. To approve the Directors' Stock Plan; and

   4. To conduct any other business properly raised at the meeting.

     Anyone who is shown on Tredegar's stock records as holding shares of Common Stock at the close of business on March 18, 1998, may vote at the meeting.

     Please complete, sign, date and return the enclosed proxy form promptly, regardless of whether you plan to attend the meeting. You may still vote in person at the meeting even if you return the proxy. A self-addressed, stamped envelope is enclosed.

                                By Order of the Board of Directors




                                Nancy M. Taylor, Secretary

March 25, 1998

                                PROXY STATEMENT


                                      for


                        ANNUAL MEETING OF SHAREHOLDERS
                           TREDEGAR INDUSTRIES, INC.
                            To be held May 20, 1998

                 Approximate date of mailing -- March 25, 1998

     Tredegar's Board of Directors (the "Board") is soliciting your proxy for the Annual Meeting of Shareholders to be held on Wednesday, May 20, 1998. Anyone giving a proxy may revoke it any time before it is voted. A proxy can be revoked by voting in person at the meeting, delivering another proxy, or notifying Tredegar's Secretary in writing that you want to revoke your proxy. All signed proxies that have not been revoked will be voted at the Annual Meeting. If your proxy contains any specific instructions, they will be followed.

     On March 18, 1998, the date for determining shareholders entitled to vote at the meeting, there were 11,931,866 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote.

     Tredegar will pay the cost of soliciting proxies and may use employees to solicit proxies by mail, in person or by telephone. Corporate Investor Communications, Inc. ("CIC") has been engaged to solicit proxies from brokers, nominees, fiduciaries and other custodians. Tredegar will pay CIC $4,500 for its services and will reimburse CIC for its out-of-pocket expenses.

     Tredegar's address is 1100 Boulders Parkway, Richmond, Virginia 23225.


                             ELECTION OF DIRECTORS

     The Board is divided into three classes of directors as nearly equal in number as possible. Each class of directors serves for three years. The term for each class is staggered so that one class is elected at each annual meeting.

     The terms of John D. Gottwald, Andre B. Lacy and Emmett J. Rice will expire at the 1998 Annual Meeting. John D. Gottwald, Andre B. Lacy, Emmett J. Rice and Thomas G. Slater, Jr., have been nominated by the Board for election at the 1998 Annual Meeting for the term expiring at the 2001 Annual Meeting of Shareholders.

     To be elected, a nominee must receive "for" votes from shareholders owning at least a plurality of the shares of Common Stock voted in the election of directors. Unless otherwise specified in your proxy, signing and returning your proxy will constitute a vote "for" all of the nominees. Any votes withheld and any shares held in street name that are not voted will not be counted in determining the number of votes cast. In the event that any nominee for director is unavailable for election, the Board may either reduce the number of directors or designate a substitute nominee. If the Board selects a substitute nominee, the shares represented by proxy will be voted for the substitute nominee, unless otherwise specified.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ALL OF THE NOMINEES.

     Below is some information on the four nominees and the directors who will continue on the Board after the meeting:

     Austin Brockenbrough, III - age 61; director since 1993; Managing Director and President of Lowe, Brockenbrough & Tattersall, Inc. (private investment counseling firm) since 1970. Other directorship: Trustee of The Williamsburg Investment Trust. Term expires 2000.

     Phyllis Cothran - age 51; director since 1993; retired, having served previously as President and Chief Operating Officer of Trigon Blue Cross Blue Shield, a health insurance (and related services) company, from November, 1990 until March 31, 1997. Other directorship: Ethyl Corporation ("Ethyl"), a petroleum additives company. Term expires 1999.

     Richard W. Goodrum - age 70; director since 1989; retired, having served previously as Executive Vice President and Chief Operating Officer of Tredegar from July 10, 1989 until March 31, 1996. Term expires 1999.

     Floyd D. Gottwald, Jr. - age 75; director since 1989; Chairman of the Board and Chief Executive Officer of Albemarle Corporation, a chemicals company ("Albemarle"), since March 1, 1994; having served previously as Vice Chairman of Ethyl from March 1, 1994 until February 29, 1996, and as Chairman of the Board of Ethyl from 1968 until March 1, 1994. Other directorship: Albemarle. Term expires 1999.

     John D. Gottwald - age 43; director since 1989; President and Chief Executive Officer of Tredegar since July 10, 1989. Other directorship:
Albemarle. Term expires 1998.

     William M. Gottwald - age 50; Vice President, Corporate Strategy, of Albemarle since August, 1996; having served previously as Vice President of Ethyl from September, 1994 until August, 1996, and as President of Whitby, Inc., a pharmaceuticals company, from September, 1989 until September, 1994. Term expires 2000.

     Andre B. Lacy - age 58; director since 1989; Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc. (distribution and manufacturing holding company), and Managing General Partner of LDI, Ltd. (industrial and investment limited partnership) since 1986. Other directorships: Albemarle, FinishMaster, Inc., Herff Jones, Inc., IPALCO Enterprises, Inc., The National Bank of Indianapolis, Patterson Dental Company. Term expires 1998.

     Richard L. Morrill - age 58; President, University of Richmond since 1988. Other directorship: The Williamsburg Investment Trust. Term expires 2000.

     Emmett J. Rice - age 78; director since 1989; retired, former member of the Board of Governors of the Federal Reserve System. Other directorships:
Albemarle and Jardine-Fleming China Region Fund, Inc. Term expires 1998.

     Norman A. Scher - age 60; director since 1989; Executive Vice President and Chief Financial Officer of Tredegar since July 10, 1989; having served previously as Treasurer of Tredegar from July 10, 1989 until May 22, 1997. Other directorship: DIMON, Incorporated. Term expires 2000.

     Thomas G. Slater, Jr. - age 54; Partner of Hunton & Williams, a law firm, since 1976. Nominated for term expiring 2001.

     There were four meetings of the Board held in 1997. Except for Andre B. Lacy, all of the directors attended at least 75% of the total number of Board meetings and Board Committee meetings (of which the director was a member) held in 1997. Mr. Lacy missed one Board meeting and two Audit Committee meetings.

     John D. Gottwald, Richard W. Goodrum and Norman A. Scher serve on Tredegar's Executive Committee. Tredegar's By-laws allow the Executive Committee to exercise the authority of the Board, except as limited by the Virginia Stock Corporation Act, and except with respect to the compensation of executive officers (which is determined by the Executive Compensation Committee). During 1997, the Executive Committee met informally as required as Tredegar's principal management committee.

     Austin Brockenbrough, III, Richard W. Goodrum and Andre B. Lacy serve on Tredegar's Audit Committee, which met twice during 1997. This Committee reviews Tredegar's internal audit and financial reporting functions and the scope and results of the audit performed by Tredegar's independent accountants. The Audit Committee reports to the Board on those matters and recommends to the Board the engagement of the independent accountants.

     Phyllis Cothran, Richard L. Morrill and Emmett J. Rice serve on Tredegar's Executive Compensation Committee, which met three times in 1997. This Committee approves the salaries and bonus awards of executive officers, and grants awards under Tredegar's stock incentive plans. The Executive Compensation Committee is composed of individuals who, either currently or in the prior year, are not and were not eligible to participate in any stock incentive plan of Tredegar. If the proposed Directors' Stock Plan (see page 18) is approved by shareholders, the Board (not the Executive Compensation Committee) will approve grants under that plan. The members of the Executive Compensation Committee will be eligible for awards under the Directors' Stock Plan.

     John D. Gottwald, Norman A. Scher and Austin Brockenbrough, III, serve on Tredegar's Nominating Committee, which met twice in 1997. This Committee recommends to the Board the nominees for election as directors and may make other recommendations regarding the term of office, classification and compensation of directors.

     Austin Brockenbrough, III, Richard L. Morrill and Norman A. Scher serve on Tredegar's Investment Policy Committee, which met six times in 1997. This Committee administers Tredegar's Investment Conflict of Interest Policy.

     Tredegar's By-laws allow any shareholder who is entitled to vote in the election of directors to nominate a director. To do so, the shareholder must give written notice to Tredegar's Secretary at least ninety days before the Annual Meeting of Shareholders or, when an election is to be held at a special meeting of shareholders, by the close of business on the seventh day following the day that the notice of the special meeting is given to shareholders. The notice must include the following: (i) the name and address of the shareholder and of each person nominated, (ii) a representation that the shareholder is a record holder of Tredegar's Common Stock, that he or she is entitled to vote at the meeting and will appear in person or by proxy at the meeting to nominate the people named in the notice, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination is being made, (iv) the information on each nominee required under the applicable rules of the Securities and Exchange Commission to be included in a proxy and (v) the consent of each of the shareholder's nominees to serve as a director of Tredegar if elected.

     John D. Gottwald and William M. Gottwald are brothers and are sons of Floyd D. Gottwald, Jr. The Gottwalds may be deemed to be control persons of Tredegar. In addition, Thomas G. Slater, Jr., is married to John D. Gottwald's sister-in-law.

                                STOCK OWNERSHIP

     Below is information on the beneficial ownership of Tredegar's Common Stock by the directors, nominees and the executive officers named in the Summary Compensation Table as of March 5, 1998. The table also shows the beneficial ownership of all directors and executive officers of Tredegar as a group as of March 5, 1998.



                                             Security Ownership of Management
                                       ---------------------------------------------
                                           Number of Shares       Number of Shares         Total
                                           with Sole Voting      with Shared Voting        Number
                                            and Investment         and Investment            of           Percent of
                                                Power                   Power              Shares          Class(a)
                                       ------------------------ -------------------- ----------------- ----------------
                                        Outstanding    Options
                                       ------------- ----------
Directors, Nominees and
 Certain Executive Officers(b)
Austin Brockenbrough, III                   15,000         --            5,661             20,661 (c)
Phyllis Cothran                              5,700         --               --              5,700
Richard W. Goodrum                          86,837    125,850            4,500            217,187              1.8%
Floyd D. Gottwald, Jr.                   1,127,101         --           94,606          1,221,707 (d)         10.2%
John D. Gottwald                           486,503    189,600          242,422            918,525 (e)          7.6%
William M. Gottwald                         27,584         --          193,523            221,107 (f)          1.9%
Steven M. Johnson                           12,664     38,500            2,250             53,414
Andre B. Lacy                                  334         --           96,000             96,334 (g)
Richard L. Morrill                             200         --               --                200
Douglas R. Monk                             13,196     45,245               --             58,441
Emmett J. Rice                                 795         --               --                795
Anthony J. Rinaldi                          31,519     41,933            1,517             74,969 (h)
Norman A. Scher                             23,640    132,000               60            155,700              1.3%
Thomas G. Slater, Jr.                          500         --               --                500
                                         ---------    -------          -------         -------------
Management
All directors and executive officers     1,896,944    638,244          636,037(k)       3,171,225 (k)         25.2%(k)
 as a group (15)(i)(j)

----------
     (a) Except where otherwise noted, each person owns less than 1% of Tredegar's outstanding Common Stock.

     (b) Some of the shares may be considered to be beneficially owned by more than one person or group listed and are included in the table for each.

     (c) Austin Brockenbrough, III, disclaims beneficial ownership of 5,661 shares of Common Stock.

     (d) Floyd D. Gottwald, Jr., disclaims beneficial ownership of 94,606 shares of Common Stock.

     (e) John D. Gottwald disclaims beneficial ownership of 60,614 shares of Common Stock.

     (f) William M. Gottwald disclaims beneficial ownership of 33,595 shares of Common Stock.

     (g) Andre B. Lacy disclaims beneficial ownership of 73,222 shares of Common Stock.

     (h) Anthony J. Rinaldi disclaims beneficial ownership of 1,466 shares of Common Stock.

     (i) The directors, nominees and executive officers have sole voting and investment power over their shares, except for the those listed in the second column, which are held by or jointly with spouses, by children or in partnerships and certain trust relationships. Any shares held under Ethyl's, Albemarle's or Tredegar's benefit plans for any director, nominee or executive officer are included in the number of shares over which that person has sole voting or investment power. Shares held by the trustees of those plans for other employees are not included. See Note (d) to the table "Security Ownership of Certain Beneficial Owners" below.

     (j) Two directors share voting and investment power for 4,502 shares. This overlap in beneficial ownership has been eliminated in calculating the number of shares and the percentage of class owned by Management.

     (k) The above table does not include some of the shares owned by the adult children of Floyd D. Gottwald, Jr. Nor does it include the shares owned by Floyd D. Gottwald, Jr.'s brother, Bruce C. Gottwald, and his adult children. Bruce C. Gottwald, Floyd D. Gottwald, Jr., John D. Gottwald and William M. Gottwald may be considered a "group" under Section 13(d) of the Securities Exchange Act of 1934, and the shares owned or attributed to them and their children are reported in the table "Security Ownership of Certain Beneficial Owners" below. If all of those shares were included in the table above, the total number of shares held by Management would be 4,974,185 (and 39.6% of total shares outstanding).

     The table below lists any person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known to Tredegar that beneficially owned more than 5% of Tredegar's Common Stock on March 5, 1998.



                  Security Ownership of Certain Beneficial Owners
------------------------------------------------------------------------------------
             Names and Addresses                        Number              Percent
            of Beneficial Owners                       of Shares             Class
--------------------------------------------   ------------------------   ----------
Bruce C. Gottwald,
 Floyd D. Gottwald, Jr.,
 John D. Gottwald, and
 William M. Gottwald(a)
 330 South Fourth Street
 P.O. Box 2189
 Richmond, VA 23217                                    4,159,797(b)(c)        34.3%

Wachovia Bank of North Carolina, N.A.,
 as Trustee for the Savings Plan for
 the Employees of Tredegar Industries, Inc.
 301 North Main Street
 Winston-Salem, NC 27150                               1,319,662(c)(d)        11.1%

----------
     (a) Bruce C. Gottwald, Floyd D. Gottwald, Jr., John D. Gottwald and William M. Gottwald (the "Gottwalds"), together with members of their immediate families, may be deemed to be a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Common Stock.

     (b) The Gottwalds, individually or together, have sole voting and investment power over all of the shares disclosed except for 1,222,541 shares held by their respective wives and children, and in certain trust relationships, some of which might be deemed to be beneficially owned by the Gottwalds under the rules and regulations of the Securities and Exchange Commission, but as to which the Gottwalds disclaim beneficial ownership. Shares owned by the adult children of Bruce C. Gottwald and Floyd D. Gottwald, Jr., are included in the group holdings of the Gottwalds.

     (c) This amount includes 72,935 shares owned of record by Wachovia Bank of North Carolina, N.A., Winston-Salem, North Carolina ("Wachovia"), as trustee of the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Tredegar Savings Plan") for the benefit of John D. Gottwald.

     (d) Shares held under the Tredegar Savings Plan are voted by the Trustee according to instructions obtained from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his or her shares are voted by the Trustee according to the Board's recommendations to the shareholders (as long as doing so is consistent with the Trustee's fiduciary duties). Because members of the Gottwald family are executive officers, directors and the largest shareholders of Tredegar, they may be considered to be control persons of Tredegar and to have the ability to control the recommendations of the Board.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

     This table shows information on compensation paid by Tredegar to the Chief Executive Officer and the four other highest paid executive officers for their services in all their roles to Tredegar for the fiscal years ended December 31, 1997, 1996 and 1995, respectively.


                          SUMMARY COMPENSATION TABLE



                                                                                   Long-Term
                                                                                  Compensation
                                                                                     Awards
                                                                               -----------------
                                                    Annual Compensation
                                                ----------------------------       Securities         All Other
              Name and                            Salary          Bonus            Underlying        Compensation
         Principal Position             Year       ($)             ($)          Options/SARs (#)         ($)
------------------------------------   ------   ---------   ----------------   -----------------   ---------------
      John D. Gottwald                 1997     350,000         140,000             22,000              18,230(1)
       President and Chief             1996     347,167         140,000             18,000              17,824(1)
       Executive Officer               1995     333,000         125,000             22,500              16,882(1)

      Norman A. Scher                  1997     315,000         130,000             16,000              16,335(2)
       Executive Vice                  1996     313,000         130,000             12,000              16,022(2)
       President and Chief             1995     303,000         115,000             15,000              15,333(2)
       Financial Officer

      Steven M. Johnson                1997     239,583         100,000                -0-              12,185(4)
       formerly Vice President-        1996     204,667          75,000              6,000              10,366(4)
       Corporate Development(3)        1995     178,000          50,000              7,500               8,968(4)

      Douglas R. Monk                  1997     171,086          80,000(5)          12,000               8,763(6)
       Vice President                  1996     165,967         150,000(5)           6,000               8,416(6)
       and President of                1995     156,667          50,000              7,500               7,893(6)
       Aluminum Extrusions

      Anthony J. Rinaldi               1997     181,750          94,191(7)          12,000               9,268(8)
       Vice President and              1996     172,017         113,056(7)           6,000               8,726(8)
       President of Films Division     1995     165,500          89,399(7)           7,500               8,339(8)

----------
     (1) Matching contributions under the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Savings Plan") ($8,000 for 1997, $7,500 for 1996 and 1995) and credit under the Savings Plan Benefit Restoration Plan (the "SPBR Plan") ($10,230 for 1997, $10,324 for 1996 and $9,382 for 1995).

     (2) Matching contributions under the Savings Plan ($8,000 for 1997 and $7,500 for 1996 and 1995) and credit under the SPBR Plan ($8,335 for 1997, $8,522 for 1996 and $7,833 for 1995).

     (3) Mr. Johnson resigned as a Vice President of Tredegar effective as of January 1, 1998. He currently serves as President of Tredegar Investments, Inc., a subsidiary of Tredegar.

     (4) Matching contributions under the Savings Plan ($8,000 for 1997, $7,500 for 1996 and $6,650 for 1995) and credit under the SPBR Plan ($4,185 for 1997, $2,866 for 1996 and $2,318 for 1995).

     (5) Mr. Monk's bonus for 1996 was determined under a formula-based incentive plan adopted for Tredegar's Aluminum Extrusion division. His 1997 bonus was awarded under a formula-based incentive plan and included a discretionary award, which is allowed under the plan.

     (6) Matching contributions under the Savings Plan ($7,857 for 1997, $7,500 for 1996 and $5,813 for 1995) and credit under the SPBR Plan ($906 for 1997, $916 for 1996 and $2,081 for 1995).

     (7) Bonus award is determined under the Tredegar Film Products division's incentive compensation plan. Although the full amount of the award is reported in the table, only a portion of the award was paid in cash to Mr. Rinaldi for the year reported. For 1997, 1996 and 1995, Mr. Rinaldi received cash payments of $80,416, $73,539 and $53,810, respectively, and the remaining portion was deferred in accordance with the terms of the plan. Under the Film Products' plan, an incentive award account is established for each plan participant. At the end of each plan year, an individual award is allocated to a participant's account. The individual award, which may be positive or negative, is determined based on the change in the division's economic profit added. Following the year-end award allocation, one-third of the balance in each participant's account is paid out in cash, unless certain performance criteria have not been met. Participants have no obligation to restore negative balances in their accounts that may arise from a deduction for a negative award, except to the extent of future positive incentive awards. A participant is entitled to the cash value of his or her account upon retirement or death, with forfeiture occurring upon the termination of employment in all other circumstances. After giving effect to the cash incentive payment to Mr. Rinaldi made in January 1998 for the award earned in 1997, the cash value of Mr. Rinaldi's incentive award account was $161,073. No interest is earned or paid on deferred amounts held in participants' accounts.

     (8) Matching contributions under the Savings Plan ($8,000 for 1997, $7,500 for 1996 and $6,186 for 1995) and credit under the SPBR Plan ($1,268 in 1997, $1,226 for 1996 and $2,153 for 1995).

Stock Options and SARs

     This table describes the stock options granted to each of the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1997. There were no SARs granted during 1997.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                  Individual Grants                                      Grant Date Value(1)
-------------------------------------------------------------------------------------   --------------------
                                          Percent of
                         Number of           Total
                         Securities        Options/
                         underlying      SARs Granted      Exercise or
                        option/SARs      to Employees      Base Price     Expiration         Grant Date
        Name            Granted (#)     in Fiscal Year       ($/Sh)          Date          Present Value $
--------------------   -------------   ----------------   ------------   ------------   --------------------
John D. Gottwald       11,000              5%               49.625      5/19/2007           264,550
                       11,000              5                63.00       5/19/2007           222,310

Norman A. Scher         8,000              4                49.625      5/19/2007           192,400
                        8,000              4                63.00       5/19/2007           161,680

Steven M. Johnson        -0-              -0-               N/A            N/A                N/A
                         -0-              -0-               N/A            N/A                N/A

Douglas R. Monk         6,000              3                49.625      5/19/2007           144,300
                        6,000              3                63.00       5/19/2007           121,260

Anthony J. Rinaldi      6,000              3                49.625      5/19/2007           144,300
                        6,000              3                63.00       5/19/2007           121,260

----------
     (1) The grant date present value is an estimate based on the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The assumptions used under that model include a volatility estimate of 30%, a risk-free rate of return of 6.77% based on the 8.3-year zero coupon U.S. Treasury bond yield at the time of grant, a dividend yield of .64% based on the annual dividend rate at the time of grant and an estimated option holding period of 8.3 years. The estimated grant date present value does not reflect any discount for vesting, forfeiture provisions or prohibitions on transfer.

     This table describes the options exercised by the executive officers named in the Summary Compensation Table during 1997 and the year-end value of all unexercised stock options and SARs held by those executive officers.


                        AGGREGATED OPTION/SAR EXERCISES
               IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES




                                                                    Number of                  Value of
                                                              Securities Underlying          Unexercised
                                                                   Unexercised               In-the-Money
                                                                 Options/SARs at           Options/SARs at
                                                               Fiscal Year-End (#)      Fiscal Year-End($) (1)
                         Shares Acquired         Value             Exercisable/              Exercisable/
         Name            on Exercise (#)     Realized ($)         Unexercisable             Unexercisable
---------------------   -----------------   --------------   -----------------------   -----------------------
John D. Gottwald(2)             -0-                 -0-           189,600/22,000(3)      10,135,514/210,375
Norman A. Scher                 -0-                 -0-           132,000/16,000(4)       7,063,525/153,000
Steven M. Johnson               -0-                 -0-                 38,500/0(5)             1,999,863/0
Douglas R. Monk                 500              17,493            45,245/12,000(6)       2,369,950/114,750
Anthony J. Rinaldi            4,500             236,276            47,250/12,000(7)       2,505,481/114,750

----------
     (1) Based on the closing price of $65.875 on December 31, 1997.

     (2) The number of options and related SARs listed for Mr. Gottwald include additional options and related SARs to purchase 10,350 shares of Common Stock of Tredegar granted as compensation for incentive stock options to purchase shares of Ethyl common stock held by Mr. Gottwald that were forfeited in connection with the spin-off of Tredegar from Ethyl. These additional options are incentive stock options.

     (3) Of the total 211,600 options, 92,850 include a tandem SAR.

     (4) Of the total 148,000 options, 67,500 include a tandem SAR.

     (5) Of the total 38,500 options, 6,250 include a tandem SAR.

     (6) Of the total 57,245 options, 12,995 include a tandem SAR.

     (7) Of the total 59,250 options, 15,000 included a tandem SAR.

Retirement Benefits

     All of the executive officers participate in the Tredegar Industries, Inc. Retirement Income Plan (the "Pension Plan"). The Pension Plan provides a normal retirement benefit equal to 1.1% of the participant's final average earnings up to his Social Security covered compensation, multiplied by his years of pension benefit service, plus 1.5% of final average earnings in excess of covered compensation, multiplied by his years of pension benefit service. There is no deduction for Social Security benefits. Estimated annual benefits under the Pension Plan upon retirement at age 65, determined as of December 31, 1997, to persons with specified earnings and years of pension benefit service are set forth in the table below.

     The Internal Revenue Code limits (a) the annual retirement benefit that may be paid under the Pension Plan and (b) the earnings that may be used in computing a benefit. The maximum benefit and earnings limitations are adjusted each year to reflect changes in the cost of living. For 1997, the maximum benefit limitation was $121,966 (based on a five-year certain and life annuity) and the earnings limitation was $160,000.

     Messrs. Gottwald and Scher also participate in the Tredegar Industries, Inc. Retirement Benefit Restoration Plan (the "Restoration Plan"). The Restoration Plan restores benefits that cannot be paid under the Pension Plan due to the Internal Revenue Code maximum benefit limitation. The benefit payable under the Restoration Plan is calculated by subtracting the amount that would have been payable under the Pension Plan if not for the Internal Revenue Code limitation and the amount actually payable under the Pension Plan. At this time, only Mr. Gottwald is affected by that limitation.

                              PENSION PLAN TABLE
            (Estimated Annual Benefits Payable at Retirement(1)(2))



         Remuneration
 (Final-Average Earnings)(3)                               Years of Service(4)
-----------------------------   -------------------------------------------------------------------------
                                  10         15         20         25         30         35         40
                                ------     ------     ------     ------     ------     ------     ------
$125,000.....................   17,578     26,367     35,156     43,945     52,734     61,522     70,311
 150,000 ....................   21,328     31,992     42,656     53,320     63,984     74,647     85,311
 175,000 ....................   22,828     34,242     45,656     57,070     68,484     79,897     91,311
 200,000 ....................   22,828     34,242     45,656     57,070     68,484     79,897     91,311
 225,000 ....................   22,828     34,242     45,656     57,070     68,484     79,897     91,311
 250,000 ....................   22,828     34,242     45,656     57,070     68,484     79,897     91,311
 300,000 ....................   22,828     34,242     45,656     57,070     68,484     79,897     91,311
 350,000 ....................   22,828     34,242     45,656     57,070     68,484     79,897     91,311
 400,000 ....................   22,828     34,242     45,656     57,070     68,484     79,897     91,311
 450,000 ....................   22,828     34,242     45,656     57,070     68,484     79,897     91,311
 500,000 ....................   22,828     34,242     45,656     57,070     68,484     79,897     91,311

----------
     (1) The estimated benefits assume retirement at age 65 and payment for the lifetime of the participant, with five years of payments guaranteed (the normal form of payment under the Pension Plan and the Restoration Plan). The table assumes attainment of age 65 in 1997 and covered compensation of $29,304.

     (2) The estimated benefit set forth in the table was determined using the Internal Revenue Code limitation on earnings that may be used in computing a benefit. The earnings limitation is subject to a transition rule that preserves benefits accrued as of December 31, 1993 based on higher compensation levels. Messrs. Gottwald and Scher have annual accrued benefits of $49,718 and $13,571, respectively, under that transition rule.

     (3) Final-Average Earnings is the average of the highest three consecutive calendar year's earnings (base earnings plus 50% of bonuses) during the ten consecutive years immediately preceding the date of determination. The current compensation covered under the Pension Plan for each of the executive officers named in the Summary Compensation Table and, in the case of Messrs. Gottwald and Scher, the Restoration Plan, are: John D. Gottwald, $160,000; Norman A. Scher, $160,000; Steven M. Johnson, $160,000; Douglas R. Monk, $160,000; and Anthony J. Rinaldi, $160,000.

     (4) The years of pension benefit service for each of the executive officers named in the Summary Compensation Table are: John D. Gottwald, 19; Norman A. Scher, 8; Steven M. Johnson, 8; Douglas R. Monk, 21; and Anthony J. Rinaldi, 21.

Compensation of Directors

     During 1997, each director who was not an employee of Tredegar or any of its subsidiaries was paid $1,000 for each Board meeting attended in person. A director who participated in the meeting by telephone was paid $250 per meeting. In addition, each director was paid $750 for each Board committee meeting attended in person. The chairperson of each Board committee received an additional $250 for each meeting attended of his or her committee. Each director was also paid a quarterly fee of $3,600 in 1997. Employee members of the Board are not paid separately for serving on the Board.


Consulting Agreement with Richard W. Goodrum

     Tredegar has a consulting agreement with Richard W. Goodrum, who retired as Executive Vice President and Chief Operating Officer of Tredegar on March 31, 1996. Under the terms of that agreement, Mr. Goodrum continues to serve on Tredegar's Executive and Management Committees and provides other services to Tredegar. As compensation, Tredegar pays Mr. Goodrum $30,000 annually. The agreement automatically renews for one-year periods on March 31st of each year, unless Mr. Goodrum or Tredegar terminates the agreement at least 30 days before the expiration of the then current term of the agreement.


Compensation Committee Report on Executive Compensation

     Tredegar's Executive Compensation Committee (the "Committee") is comprised of three independent directors. No Committee member is a current or former employee of Tredegar or any of its subsidiaries. The Committee's role is to review and approve practices and policies related to compensation primarily for executive officers, including those officers listed in this proxy statement.


Compensation Philosophy

     The Committee's philosophy is based on the principle that executive compensation plans should be designed and administered to motivate and retain highly qualified executives, with incentives linked closely to financial performance and enhanced shareholder value. Control of all fixed costs is critical to Tredegar's continued success. Controlling compensation costs requires a significant portion of compensation increases to be closely linked to performance and, therefore, variable in nature. However, Tredegar should remain competitive with salaries.


Base Salaries

     In determining base salaries, Tredegar identifies a reasonable range around the average for comparable executive positions in a comparison group of companies. Actual officer salaries are generally set within this range based on individual performance and experience. Annual salary increases are considered. The amount of such increases is based on a variety of factors including average increases in comparison companies, individual performance (evaluated subjectively), the officer's position in the pay range, Tredegar's financial condition, and other variable components of compensation.

     The comparison company group for compensation is generally not the same as the published industry index that appears in the performance graph of this proxy statement because index companies are not necessarily viewed as direct competitors for executive talent. Comparison companies are chosen, and information on pay evaluated, with the assistance of independent consultants.

     The 1997 base salary for the Chief Executive Officer (CEO) was $350,000. This salary is below the average for the comparison group and was not increased during 1997.


Bonuses

     Although bonus awards are generally discretionary, the bonus portion of compensation is tied to an assessment of performance. Some division executives' bonuses are linked directly by formula to specific division performance measures. In such cases, economic profit added is the most widely used and most heavily weighted measure. In other cases, a broad range of financial measures as well as progress on strategic issues are reviewed.

     In 1997, total bonuses paid to executive officers were approximately 3% less than the 1996 amount.

     The Committee awarded the CEO a bonus of $140,000, which was the same amount awarded in 1996. In 1997, 28.6% of the CEO's total cash compensation was comprised of incentive cash compensation, compared with 28.7% in 1996. Both 1997 and 1996 incentive cash percentages were below market averages.


Stock Options

     Stock options are considered an important part of compensation at Tredegar. As of February 1, 1998, 351 employees had stock options. Over time the stock price reflects Management's performance. Through the options granted, Management and shareholder interests are more closely tied.

     Tredegar has three stock incentive plans (collectively the "SIP"). Each year the Committee considers granting awards under the SIP to executive officers and other employees and individuals providing valuable services to Tredegar or its subsidiaries. Consistent with the objective of closely aligning executives' interests with those of Tredegar shareholders, the SIP enables the Committee to grant stock options, stock appreciation rights ("SARs"), and shares of restricted stock. The Committee determines the terms and conditions of any options, SARs, or restricted stock granted.

     Executive officers as a group were granted options for 79,000 shares on a discretionary basis in 1997, 40,000 at fair market value on the grant date ($49.625 per share) and 39,000 at above fair market value on the grant date ($63.00 per share). The CEO was granted 11,000 shares at fair market value and 11,000 shares at above fair market value.


Corporate Tax Considerations

     A law, effective in 1994, disallows corporate tax deductions for executive compensation in excess of $1 million for "proxy table" executives. This law, covered in Internal Revenue Code Section 162(m), allows certain exemptions to the deduction cap, including pay programs that depend on formulas and, therefore, are "performance-based" rather than discretionary.

     While significant parts of Tredegar's compensation program is discretionary, the Company is not currently in danger of losing deductions under Code Section 162(m). The Committee will carefully review any compensation plan or action that would result in the disallowance of compensation deductions. The Committee will consider a variety of factors, including the amount of any deductions that may be lost.


Executive Compensation Committee:


    Phyllis Cothran, Chairperson   Emmett J. Rice
    Richard L. Morrill

February 24, 1998

Additional information on compensation paid to Tredegar's executive officers has been included in Tredegar's Annual Report to Shareholders.

Comparative Company Performance

     The following graph compares cumulative total returns for Tredegar, the S&P Small Cap 600(R) Stock Index, and the S&P Manufacturing (Diversified Industries), a nationally recognized industry index, since December 31, 1992. The comparison assumes $100 was invested on December 31, 1992, with dividends reinvested.

                                    [GRAPH]





                                Fiscal Year Ended December 31
                       1992     1993     1994     1995     1996     1997
                      ------   ------   ------   ------   ------   -----
TREDEGAR               $100      98     116      217      408      674
S&P SMALL CAP 600       100     119     113      147      178      224
S&P MFG.                100     121     126      177      244      290

                            DESIGNATION OF AUDITORS

     The Board has designated Coopers & Lybrand L.L.P., certified public accountants, as Tredegar's independent auditors for the year 1998, subject to shareholder approval. This firm has audited Tredegar's financial statements since Tredegar became an independent company. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting. This representative will be given an opportunity to make a statement and will be available to answer questions.

     Coopers & Lybrand L.L.P.'s principal function is to audit the consolidated financial statements of Tredegar and its subsidiaries and, in connection with the audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the unaudited financial statements included in each of Tredegar's quarterly reports.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE DESIGNATION OF COOPERS & LYBRAND L.L.P. AS AUDITORS.


          APPROVAL OF TREDEGAR INDUSTRIES, INC. DIRECTORS' STOCK PLAN

     The Board is asking the shareholders to approve the Tredegar Industries, Inc. Directors' Stock Plan (the "Directors Plan") adopted by the Board on February 25, 1998, subject to the approval of the shareholders. The Directors Plan allows for the award of Common Stock and the grant of options to purchase shares of Common Stock from Tredegar.

     The Board believes that the Directors Plan will benefit Tredegar by helping to recruit and retain directors with ability and initiative and will better associate the interests of directors with those of Tredegar and its shareholders. The more significant features of the Directors Plan are described below.


Administration

     The Executive Committee of the Board (the "EC") will administer the Directors Plan, except that all awards under the Directors Plan must be approved by the Board. The EC will have the authority to grant options and make stock awards upon such terms (not inconsistent with the terms of the Directors
Plan) as the EC considers appropriate, subject to the approval of the Board. In addition, the EC will have all other administrative authority regarding the Directors Plan, which will include prescribing the form of agreements evidencing the awards (subject to Board approval), adopting, amending and rescinding administrative rules and regulations for the Directors Plan and making all other administrative determinations regarding the Directors Plan.


Eligibility

     Any director who is not an employee of Tredegar (or any subsidiary) is eligible to participate in the Directors Plan if the EC, with the approval of the Board, determines that the director has contributed significantly or can be expected to contribute significantly to the profits or growth of the Corporation. Tredegar is not able to estimate the number of individuals that will be selected to participate in the Directors Plan or the type or size of awards that will be granted.


Awards

     Options. A stock option entitles the director to purchase shares of Common Stock from Tredegar at the option price. The option price will be fixed by the EC and approved by the Board at the time the option is granted, but the price cannot be less than the fair market value of the Common Stock on the day the option is granted. The option price may be paid in cash or, if the option agreement allows, with shares of Common Stock or a combination of cash and Common Stock. Options may be exercised at the times and subject to any conditions as may be prescribed by the option agreement. The maximum period in which an option may be exercised will be fixed at the time the option is granted but cannot exceed ten years. Options generally will be nontransferable except by will or the laws of descent and distribution, except that, if permitted by the option agreement, an option may be transferred without consideration to members of the holder's immediate family, a family trust or a family partnership or as permitted under Rule 16b-3 of the Securities Exchange Act of 1934, as in effect from time to time.

     Stock Awards. The Directors Plan also permits the award of shares of Common Stock. A stock award may be nontransferable or subject to forfeiture or both until any conditions imposed by the stock award agreement are satisfied. These conditions may include, for example, a requirement that the director complete a specified period of service on the Board.


Share Authorization

     Under the Directors Plan, a maximum of 15,000 shares of Common Stock may be issued upon the exercise of options and the grant of stock awards over a ten-year period. That limitation will be adjusted, as the Board determines is appropriate, in the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization, or other similar event. The terms of outstanding awards also will be adjusted by the Board to reflect such changes.


Amendment and Termination

     No option or stock may be awarded under the Directors Plan after February 25, 2008. The Board may, without further action by the shareholders, terminate or suspend the Directors Plan in whole or in part. The Board also may amend the Directors Plan except that it may not increase the number of shares of Common Stock that may be issued under or change the class of individuals who are eligible to participate in the Directors Plan without first obtaining shareholder approval.


Federal Tax Consequences

     Tredegar has been advised by counsel regarding the federal income tax consequences of the Directors Plan. No income will be recognized by a director at the time an option is granted. Generally, the exercise of an option will be a taxable event requiring the holder to recognize, as ordinary income, the difference between the fair market value of the Common Stock and the option price.

     Income will be recognized as a result of the grant of a stock award when the shares first become transferable or are no longer subject to a substantial risk of forfeiture. At that time, the holder will recognize income equal to the fair market value of the Common Stock.

     Generally, Tredegar will be entitled to claim a federal income tax deduction upon the exercise of a stock option or the vesting of a stock award. The amount of the deduction is equal to the ordinary income recognized by the holder.

     For approval, the Directors Plan must be approved by a majority of the votes cast on the proposal, provided that the total number of votes cast represent a majority of the shares entitled to vote. Any votes withheld will be counted as votes cast and any shares held in street name that are not voted will not be counted in determining the number of votes cast on the proposal.


THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE DIRECTORS' STOCK
PLAN.


                       PROPOSALS FOR 1998 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, any shareholder wishing to make a proposal to be acted upon at the 1999 annual meeting of shareholders must present the proposal to Tredegar at its principal office in Richmond, Virginia, no later than November 26, 1998, in order for the proposal to be considered for inclusion in Tredegar's proxy statement.

     In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, even if the proposal is not to be included in Tredegar's proxy statement, Tredegar's By-laws provide that the shareholder must give written notice to the Secretary of Tredegar no later than ninety days before the meeting. As to each matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for addressing it at the annual meeting, (ii) the name, record address, and class and number of shares beneficially owned by the shareholder proposing such business, and (iii) any material interest of the shareholder in such business.


                          ANNUAL REPORT ON FORM 10-K

     Tredegar will provide without charge to each person to whom this Proxy Statement has been delivered, on the written request of any such person, a copy of Tredegar's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including the financial statements and financial statement schedules. Requests should be directed to Tredegar Industries, Inc., 1100 Boulders Parkway, Richmond, Virginia, 23225, Attention: Corporate Secretary. Provided with the copy of the Form 10-K will be a list of exhibits to the Form 10-K, showing the cost of each. Any of such exhibits will be provided upon payment of the charge noted on the list.


                                 OTHER MATTERS

     The Board is not aware of any matters to be presented for action at the meeting other than as described in this Proxy Statement. However, if any other matters are properly raised at the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                  By Order of the Board of Directors



                                  Nancy M. Taylor, Secretary

                                    NOTICE


                                      and


                                PROXY STATEMENT


                                      for


                                ANNUAL MEETING


                                      of


                                 SHAREHOLDERS


                                 May 20, 1998













[LOGO]



                           Tredegar Industries, Inc.
                             1100 Boulders Parkway
                            Richmond, Virginia 23225

                           TREDEGAR INDUSTRIES, INC.
                              Richmond, Virginia
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1998
     The undersigned hereby appoints Michael W. Giancaspro, Norman A. Scher and Nancy M. Taylor, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of stock of Tredegar Industries, Inc. that the undersigned is entitled to vote at the annual meeting of shareholders to be held on May 20, 1998, and at any and all adjournments thereof:



  1. ELECTION OF DIRECTORS   [ ] FOR all nominees listed   [ ] WITHHOLD AUTHORITY
                             below (except as otherwise    to vote for all the
                             indicated below)              nominees listed below

    John D. Gottwald, Andre B. Lacy, Emmett J. Rice, Thomas G. Slater, Jr.
INSTRUCTION: To withhold authority to vote for any of such nominees write the nominee's name on the line provided below



--------------------------------------------------------------------------------

  2. [ ] FOR  [ ] AGAINST  [ ] ABSTAIN   The proposal to approve the designation of
                                         Coopers & Lybrand L.L.P. as the auditors
                                         for Tredegar for 1998

  3. [ ] FOR  [ ] AGAINST  [ ] ABSTAIN   The approval of the Directors' Stock Plan

In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.


                    Please sign and date on the reverse side

 This Proxy is solicited on behalf of the Board of Directors. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposals 1, 2 and 3.




                                   Dated______________________________ , 1998



                                   -------------------------------------------
                                   Signature

                                   Please sign name exactly as it
                                   appears on the stock certificate.
                                   Only one of several joint owners
                                   need sign. Fiduciaries should give
                                   full title. Please mark, sign, date
                                   and return the Proxy Card Promptly
                                   Using the Enclosed Envelope.